UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 30, 2010

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2010, the Board of Directors (the "Board") of Biolase Technology, Inc. (the "Company") appointed Frederick D. Furry as Chief Financial Officer of the Company. Mr. Furry will receive a annual salary of $180,000 in consideration for his service as Chief Financial Officer of the Company. Mr. Furry's employment with the Company is at-will. In addition, on November 30, 2010, the Board granted to Mr. Furry, in connection with his appointment, a stock option covering 150,000 shares of the Company's Common Stock, with a five (5) year term and an exercise price equal to $2.00 per share of the Company's Common Stock, which such option shall vest and be exercisable one-sixth on the sixth month anniversary of the grant date, with the remaining option vesting and being exercisable in a series of ten (10) consecutive three-month equal installments over a thirty (30) month period. The stock option is subject to those terms, conditions, and provisions as are contained in the Company's Amended and Restated 2002 Stock Incentive Plan.

Mr. Furry, 42, is certified public accountant with more than 18 years experience working for accounting firms. From 1998 to 2009 he was associated with the accounting firm of Windes & McClaughry, and was made partner of the firm in 2004. Previously he was an audit manager at the accounting firm of Pricewaterhouse Coopers LLP.

Mr. Furry holds a B.S. degree in Business Administration and a M.B.A. degree in Management & Accounting from the University of California, Riverside.

There is no arrangement or understanding pursuant to which Mr. Furry was selected as interim Chief Financial Officer, and there are no related party transactions between the Company and Mr. Furry reportable under Item 404(a) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

December 6, 2010	By:	/s/ Federico Pignatelli

Name: Federico Pignatelli
Title: Chairman and Chief Executive Officer